UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2022

FTC Solar, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40350	81-4816270
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9020 N Capital of Texas Hwy, Suite I-260		78759
Austin, Texas
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 737 787-7906

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	FTCI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

As previously reported, FTC Solar, Inc. (the “Company”) was a party to that certain litigation styled FCX Solar, LLC v. FTC Solar, Inc., Case Nos. 1:21-cv-03556-RA and 1:21-cv-08766-RA, in the United States District Court for the Southern District of New York, pursuant to which FCX Solar, LLC (“FCX”) filed a lawsuit alleging breach of contract, fraud and unjust enrichment claims related to a patent license agreement and consulting relationship between FCX and the Company, and seeking damages of approximately $134 million. On December 29, 2022, the Company entered into a settlement agreement with FCX (the “Settlement Agreement”), pursuant to which, in full settlement of this litigation, (i) the Company agreed to pay FCX an aggregate of $1.5 million and issue to FCX 797,396 shares of the Company’s common stock, par value $0.0001 per share, $2.508163 per share, which is the average of the daily volume weighted average share price of the Company’s common stock on The Nasdaq Global Market in the ten consecutive trading days prior to entry into the Settlement Agreement, and (ii) the Company and FCX agreed to an arrangement whereby FCX has granted the Company a worldwide license under certain of FCX's patents to make, have made, use, sell, offer for sale, lease, import, export, or otherwise dispose of any and all Company products.
Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTC SOLAR, INC.

Date: December 30, 2022	By:	/s/ Phelps Morris
Phelps Morris
Chief Financial Officer